Free Writing Prospectus

Dated October 8, 2025

Filed Pursuant to Rule 433

Registration Statement Nos. 333-290139 and 333-290141

FOSSIL ANNOUNCES CONVENING HEARING FOR RESTRUCTURING PLAN

Richardson, TX – October 8, 2025: Further to the announcement issued by Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) and its subsidiary, Fossil (UK) Global Services Ltd (the “Plan Company”), on 23 September 2025 regarding the launch of a restructuring plan by the Plan Company under Part 26A of the UK Companies Act 2006 (as amended) (the “Restructuring Plan”) in respect of the Company’s 7.00% Senior Notes due 2026 (the “Notes”) via the issuance of a practice statement letter dated 23 September 2025 (the “Practice Statement Letter”), notice is hereby given that the Convening Hearing is scheduled to take place in The High Court of Justice of England and Wales (the “Court”) at no earlier than 10:00 a.m. (London time) on 15 October 2025 at the Royal Courts of Justice, 7 Rolls Building, Fetter Lane, London EC4A 1NL. Capitalized terms used but not defined in this announcement have the meaning given to them in the Practice Statement Letter, which is available on the Plan Website at https://dm.epiq11.com/fossil. Plan Creditors may also access the Practice Statement Letter for free by visiting EDGAR on the U.S. Securities and Exchange Commission (“SEC”) website (www.sec.gov).

The exact time and location will be confirmed and published by the Court on 14 October 2025 on the Insolvency & Companies Court Cause List, which can be accessed via the following link: https://www.gov.uk/government/publications/business-and-property-courts-rolls-building-cause-list/business-and-property-courts-of-england-and-

wales-cause-list#insolvency—companies-court-list-chancery-division.

At the Convening Hearing, the Plan Company will seek an order granting it certain directions in relation to the Restructuring Plan in respect of its Notes, including permission to convene a single class meeting of persons who have a beneficial interest in the Notes and who are the owners of the ultimate economic interest in the Notes (the “Plan Creditors”) for the purpose of considering, and, if thought fit, approving the Restructuring Plan.

Any Plan Creditor is entitled to attend the Convening Hearing to make representations to the Court, or to instruct counsel to attend the Convening Hearing and to make representations to the Court on their behalf. Any Plan Creditor is also entitled to request evidence filed with the Court in relation to the Restructuring Plan by contacting Epiq Corporate Restructuring, LLC (as the Plan Company’s information agent) by email (details below).

Plan Creditors who wish to attend the Convening Hearing and make representations, or who wish to instruct counsel to attend the Convening Hearing and to make representations to the Court on their behalf, should contact the Court or Epiq Corporate Restructuring, LLC (as the Plan Company’s information agent) by email (details below), in each case with copy to Weil, Gotshal & Manges LLP (as the Plan Company’s counsel) by email (details below), specifying their name and email address and, if applicable, the name and email address of their counsel.

Retail Noteholders are also encouraged to contact Mr. Jon Yorke, as the independent representative of retail holders of the Notes (the “Retail Advocate”), in respect of their claims and the terms of the Restructuring Plan. Mr. Yorke can be contacted by email (details below).

Plan Website: https://dm.epiq11.com/fossil

Contact details:

Information Agent	Retail Advocate	Weil, Gotshal & Manges LLP
Email: registration@epiqglobal.com (referencing “Fossil” in the subject line)	Email: jy@fgadvocate.com	Email: fossil.restructuringplan@weil.com

Registered address of the Plan Company: Ashton House, 497 Silbury Boulevard, Milton Keynes, United Kingdom, MK9 2LD.

Where You Can Find Additional Information

This notice is for informational purposes only and is not an offer to buy or sell or the solicitation of an offer to buy or sell any security.

The Company has filed a registration statement (including a prospectus) on Form S-3, as amended (File No. 333-290139) (the “S-3 Registration Statement”) and a registration statement (including a prospectus) on Form S-4, as amended (File No. 333-290141) (together with the S-3 Registration Statement, the “Registration Statements”) in connection with the Restructuring Plan with the SEC. Plan Creditors should read the prospectus dated September 25, 2025 in the Registration Statements, any prospectus supplement thereto, and other documents the Company has filed with the SEC for more complete information about the Company and the Restructuring Plan. You may get these documents for free by visiting EDGAR on the SEC website (www.sec.gov). Alternatively, Epiq Corporate Restructuring, LLC will arrange to send you the prospectus if you request it by emailing registration@epiqglobal.com (with the subject line to include “Fossil”) or via phone at +1 (646) 362-6336. Any questions regarding the terms of the transactions contemplated by the Registration Statements may be directed to Cantor Fitzgerald & Co., as dealer manager, via email at Ian.Brostowski@cantor.com (with the subject line to include “Fossil”) or phone at +1 (212) 829-7145; Attention: Tom Pernetti and Ian Brostowski.

The Registration Statements and other related documents, when filed, can be obtained for free from the SEC’s website at www.sec.gov.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, the Company’s offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. The Company and its subsidiaries (the “Fossil Group”) are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands. The Fossil Group brings each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Cautionary Note About Forward-Looking Statements

This press release contains statements that are not purely historical and may be forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “aim” “seek,” “believe,” “continue,” “will,” “may,” “would,” “could” or “should” or other words of similar meaning. There are several factors which could cause actual plans and results of the Company and the Plan Company (collectively, the “Companies”) to differ materially from those expressed or implied in forward-looking statements and these forward-looking statements are based on information available to the Companies as of the date hereof and represent management’s current views and assumptions. Such factors include, but are not limited to: risks related to the success of the restructuring and turnaround plans; risks related to strengthening the balance sheet and liquidity and improving working capital; risks related to planned non-core asset sales; increased political uncertainty; the effect of worldwide economic conditions, including recessionary risks; the effect of pandemics; the impact of any activist shareholders; the failure to meet the continued listing requirements of NASDAQ; significant changes in consumer spending patterns or preferences and lower levels of consumer spending resulting from inflation, a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; a data security or privacy breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; the performance of the Company’s products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which the Company operates; compliance with debt covenants and other contractual provisions and the Company’s ability to meet its debt service obligations; risks related to the success of the Company’s business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; the ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of the Company’s retail stores; if the Restructuring Plan is not consummated, the potential delays and significant costs of alternative transactions, which may not be available to the Companies on acceptable terms, or at all, which in turn may impact the Companies’ ability to continue as a going concern; the significant costs incurred by the Companies in connection with the Restructuring Plan; and loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risk factors discussed from time to time in the Company’s filings with the SEC, including, but not limited to, those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2025, the Company’s Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2025, and August 14, 2025, and subsequent filings with the SEC, which can be found at the SEC’s website at http://www.sec.gov. For the reasons described above, the Companies caution you against relying on any forward-looking statements. Any forward-looking statement made in this notice speaks only as of the date on which it was made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for to predict all of them. The Companies undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. No recipient should, therefore, rely on these forward-looking statements as representing the views of the Companies or its management as of any date subsequent to the date of this notice.

Investor Relations

Christine Greany

The Blueshirt Group

(858) 722-7815

christine@blueshirtgroup.com

Media Contact

Brunswick Group LLP

Fossilgroup@brunswickgroup.com